UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Del Monte Foods Company

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Reference is made to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Del Monte Foods Company (the “Company”) on January 12, 2011. This filing consists of (i) the text of an e-mail from the Chief Executive Officer and Chairman of the Company distributed to Company employees and (ii) a “Frequently Asked Questions” made available to Company employees.

Del Monte Foods CEO All-Employee Email

Dear Employees:

On January 10, we announced via a press release the expiration of the 45 day “go-shop” period as of the end of the day on January 8, according to the terms of our merger agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Partners – the Sponsors. I want to take this opportunity to provide you an update on where we are on the transaction and provide some answers to questions that many of you have asked.

Transaction and Transition Status

As you are probably aware, Del Monte Foods had the right to solicit alternative acquisition proposals from third parties for a period of 45 calendar days following the initial agreement. As indicated in the press release, we did not receive any alternative acquisition proposals, so closing proceedings at this time are expected to move forward with the Sponsors.

The transaction is on track in regard to completing the financing and securing required approvals. The Del Monte management team has been working with the Sponsors to complete financing for the transaction.

I will continue as CEO through the transition to closing. The Sponsors have initiated a search for my successor, which is well underway. We’ll keep you updated on the status of the CEO search as we progress through the transition.

We currently expect Dave Meyers to continue as CFO through the close of the transaction and Larry Bodner, the current Executive Vice President, Finance, to become the CFO of Del Monte Corporation upon completion of the merger.

The Sponsors are also in the process of finalizing the new Board of Directors. We expect that upon completion of the merger, representatives from the Sponsor group will make up a significant portion of the Board of Directors. Please see the updated FAQs referenced below for the list of expected Board appointees.

Next Steps

In terms of next steps, the stockholder vote is scheduled for February 15, 2011. We are planning for the transaction to close shortly after the stockholder vote. However, please note that until the time of the stockholder meeting, our Board of Directors may still consider third party unsolicited proposals subject to certain contractual restrictions under the merger agreement. Also, closing of the transaction still remains subject to stockholder approval and other customary closing conditions.

Updated Frequently Asked Questions

We have updated our frequently asked questions with some new information. You can find those on the “Del Monte Agreement” teamsite on Del Monte Now! [LINK]. I know that you likely have many more questions than we have answers at this time. We will continue to do our best to provide additional updates as new information becomes available.

Business As Usual

The most important takeaway at this point in the process is that it’s critical we continue to operate the business as usual. This means continuing to work on existing projects, starting previously planned projects, and making and acting on regular business decisions. We ask that you do not place normal course of business work “on hold,” unless you are directed to do so by your manager. It’s all of our responsibility to continue to drive toward the high standards and goals we have set together as a Company.

Communication Guidelines

As a reminder, if you receive any media or investor calls, or other outside inquiries regarding this situation, please direct them to Media Relations: (415) 247-3420/Media.Relations@delmonte.com or Investor Relations: (415) 247-3382/ Investor.Relations@delmonte.com.

Further, as you know, this is a very unique situation in terms of communications. The SEC has communication ground rules that we must follow until the stockholder vote on the transaction. Please speak with your functional VP before engaging in any internal or external communication, to ensure you are in compliance with these guidelines.

As always, I want to thank you for your continued hard work. We appreciate all that you do for Del Monte.

Sincerely,

Rick Wolford

Chairman & CEO

Employee FAQ

SPONSORS

1.	Why did Kohlberg Kravis Roberts & Co. L.P. (KKR), Vestar Capital Partners (Vestar) and Centerview Partners (Centerview) decide to partner together on this transaction? Is this typical?

It’s not unusual for a deal of this size to see a consortium of firms partner rather than buy a company alone.

2.	How will this experience with KKR compare to when they acquired Del Monte as part of their leveraged buyout of RJR Nabisco?

This deal is quite different. When KKR acquired RJR Nabisco in 1989, over 20 years ago, Del Monte was one of many assets held by RJR Nabisco. Given that Del Monte was not one of the core assets in that deal, Del Monte was sold to another investor group.

A lot has changed since then, and today, Del Monte is the core asset. The Sponsors collectively have an outstanding track record of investing behind the growth of branded consumer businesses, and we believe KKR, together with the other Sponsors, will be concentrating on further enabling our Company to continue to grow successfully, building on the foundation our team has put into place.

TRANSACTION AND TRANSITION PROGRESS

3.	What is going to happen between the end of the go-shop period, which ended on January 8, 2011, and the close of the transaction?

Firstly, we all must continue to conduct ongoing business as usual. Secondly, normal and customary closing procedures will take place, including a meeting of our shareholders, currently scheduled for February 15, 2011, to vote on the transaction. In addition, while not a condition to closing, between now and the closing of the merger, the Company will be assisting the Sponsors in obtaining financing for the transaction. We are planning for the transaction to close shortly after the meeting of our shareholders, assuming receipt of shareholder approval of the transaction and satisfaction of other customary closing conditions.

4.	Will there be a new CEO or new CFO?

Rick Wolford will continue as CEO through the close of the transaction. The Sponsors have initiated a search for his successor, which is well underway. More details will be forthcoming as we move toward the close. We currently expect Dave Meyers to continue as CFO through the close of the transaction and Larry Bodner, the current

Executive Vice President, Finance of Del Monte, to become the CFO of Del Monte Corporation upon completion of the merger.

5.	Have decisions been made regarding Board of Directors appointments?

We expect that upon completion of the merger, the directors of Del Monte will be:

Simon E. Brown. Mr. Brown is a Member of KKR and heads the Consumer Products and Services team in North America. Mr. Brown joined KKR in 2003 and has been involved in a variety of investments in the Consumer Products, Media and Technology sectors. Prior to joining KKR, Mr. Brown was with Madison Dearborn Partners, Thomas H. Lee Company and Morgan Stanley Capital Partners. He currently serves on the Supervisory Board of The Nielsen Company and is a board member of Sealy Corporation.

Neil Harrison. Mr. Harrison is a Senior Advisor of Vestar Capital Partners and joined the firm in 2010. From July 2008 to December 2009, he served as Chairman and Chief Executive Officer of Birds Eye Foods. From September 2005 to July 2008, Mr. Harrison served as Chairman, President and Chief Executive Officer of Birds Eye Foods. From 2002 to 2004, he served as Executive Vice President of H.J. Heinz Company and President and Chief Executive Officer of Heinz North Americas, and from 1999 to 2002, as Senior Vice President and President and Chief Executive Officer of Heinz Frozen Food Company. Mr. Harrison also has experience in consumer packaged goods through a variety of positions at Miller Brewing Company, PepsiCo, Inc., General Foods Corporation and Unilever PLC. He currently serves as a director of Solo Cup Company and The Sun Products Corporation.

David Hooper. Mr. Hooper is a Partner of Centerview. Prior to co-founding Centerview in 2006, Mr. Hooper was a Managing Director, Head of the Consumer Group and Chairman of the U.S. Investment Committee at Vestar Capital Partners. He was also a member of Vestar’s European Investment Committee and of the firm’s Portfolio Review Committee. Prior to joining Vestar in 1994, Mr. Hooper served as a financial consultant to GPA Group plc and was a member of The Blackstone Group’s Principal Investment Group and Drexel Burnham Lambert’s M&A department.

Jim Kilts. Mr. Kilts is a Partner of Centerview. Prior to co-founding Centerview in 2006, Mr. Kilts was Vice Chairman of the Board, The Procter & Gamble Company and was Chairman of the Board, Chief Executive Officer and President of The Gillette Company before its merger with Procter & Gamble in October 2005. Prior to Gillette, Mr. Kilts served at different times as President and Chief Executive Officer of Nabisco, Executive Vice President of the Worldwide Food Group of Philip Morris, President of Kraft USA and Oscar Mayer, President of Kraft Limited in Canada and Senior Vice President of Kraft International. He is currently Chairman of the Supervisory Board of The Nielsen Company and a director of MetLife, MeadWestvaco and Pfizer. Mr. Kilts is also a member of the Board of Overseers of Weill Cornell Medical College, serves on the Board of Trustees of Knox College and the University of Chicago and is a member of the Advisory Council of the University of Chicago Booth School of Business.

Stephen Ko. Mr. Ko is a Director of KKR and joined the firm in 2005. At KKR, he has worked on investments in the Consumer Products, Industrial and Healthcare sectors. Prior to joining KKR, he was with the Private Equity group of The Blackstone Group, Clayton, Dubilier & Rice and the Investment Banking Division of Goldman, Sachs & Co. Mr. Ko currently serves as a director of Biomet and Weld North.

Iain Leigh. Mr. Leigh is a Managing Partner and Head of the U.S. office of AlpInvest Partners. Prior to joining AlpInvest Partners in 2000, Mr. Leigh was Managing Investment Partner of Dresdner Kleinwort Benson Private Equity and a member of the Executive Committee of the firm’s global private equity business. Prior to that time, he led the Restructuring Department within Kleinwort Benson’s Investment Banking division focusing on U.S. leveraged buy-outs and venture capital investments. Before moving to the U.S., Mr. Leigh held a number of senior operating positions in Kleinwort Benson in Western Europe and Asia. Mr. Leigh is a Fellow of the Chartered Association of Certified Accountants, U.K. and is a member of the Supervisory Board of The Nielsen Company.

Kevin A. Mundt. Mr. Mundt is a Managing Director of Vestar Capital Partners and President of the Vestar Resources group. Prior to joining Vestar in 2004, he spent 24 years in management consulting, including various management positions with Mercer Oliver Wyman and its predecessors. Mr. Mundt also serves as Chairman of the Board of Solo Cup Company and as director of The National Mentor Group, MediMedia, Fiorucci, SpA and The Sun Products Corporation.

Dean B. Nelson. Mr. Nelson is a Member of KKR and founded KKR Capstone in 2000. He was formerly a senior partner with The Boston Consulting Group, ran the firm’s Chicago office and was on the management committee. At The Boston Consulting Group, he focused primarily on the Consumer Products and Retail, Industrials and the Technology industries. Mr. Nelson previously worked at Shell Oil Company. At KKR Capstone, he has worked on investments in the Consumer Products, Retail, Media, Energy and Financial Services sectors. Mr. Nelson is Chairman of PRIMEDIA and is a board member of Sealy Corporation. He has formerly served on the boards of Dollar General, Toys ‘R’ Us and the Yellow Pages Group.

Brian K. Ratzan. Mr. Ratzan is a Managing Director and Head of the Consumer group of Vestar Capital Partners. Prior to joining Vestar in 1998, he was a Vice President with ‘21’ International Holdings, Inc., a private investment firm, and was previously in the Investment Banking Group at Donaldson, Lufkin & Jenrette. Mr. Ratzan currently serves as a director of The Sun Products Corporation.

6.	Should employees hold off on projects or business decisions until there is more clarity regarding what action the Sponsors will take?

Absolutely not. It’s critical that everyone continue to operate the business as usual, including continuation of previously planned or initiated work, unless directed otherwise. If you have questions or concerns about moving forward with any body of work given the transaction, please discuss this with your manager.

7.	I understand that several groups of shareholders have asserted claims against Del Monte’s current Board of Directors as a result of the transaction. Why, and what does this mean?

It’s not unusual for companies involved in a deal this size to be sued by shareholder groups. The Company believes that these claims are without merit, and intends to deny these allegations and vigorously defend itself and its directors.

8.	Why were some senior executives trading Del Monte shares before the holidays?

Certain executive officers of the Company are entitled to receive tax reimbursement payments (commonly called “280G gross-up payments”) in the event that payments made to them in connection with the merger become subject to an excise tax pursuant to Section 280G and Section 4999 of the Internal Revenue Code. The Company encouraged certain executive officers to exercise options in order to reduce the Company’s obligations to make these 280G gross-up payments by entering into limited “make-whole” payments with these executive officers.

Please see our Form 8-K/A filed on December  21, 2010 (http://www.sec.gov/Archives/edgar/data/866873/000119312510285628/d8ka.htm) for additional information on the foregoing.

POST CLOSE EXPECTATIONS

9.	How quickly will the Sponsors become involved in the business after the close of the transaction?

After the closing, ownership will transfer to Del Monte’s new investors. The Sponsors will form the new Board of Directors and will be responsible for providing guidance and partnering with management on the ongoing strategic and operational direction of the Company.

Prior to closing, we will continue to run the Company in the ordinary course of business. Business will not be put on hold. This means that you will need to continue to execute as you have always done. While the merger agreement gives standard rights to the Sponsors to consent to certain actions, we ask that you continue to conduct business as usual unless otherwise instructed. Additionally, subject to applicable legal requirements, as we approach closing, the Sponsors will be taking additional steps to further understand Del Monte’s current activities, plans and latest results. You may also begin to see representatives from KKR, Vestar and/or Centerview around the office as they get to know us. Del Monte is committed to an open and collaborative approach to working with the Sponsors.

10.	What projects will the Sponsors propose after the close of the transaction?

We are not aware of any specific projects the Sponsors plan to launch. Post closing, strategies and projects will continue to evolve as they always have, as the new Board of Directors works with management. The only difference is that we will partner to the appropriate extent with our new owners in making those decisions.

11.	Will there be organizational changes after the close of the transaction?

We are not aware of any organizational changes the Sponsors plan to propose post-closing.

12.	Will there be changes to corporate policies after the close of the transaction?

Other than possibly those policies that solely apply to companies with public equity, we are not aware of any planned changes to corporate policies.

13.	Will our short or long-term strategic direction change after the close of the transaction?

We are not aware of any planned changes to Del Monte’s short or long-term strategic direction. As with any dynamic business environment, strategies evolve over time. As noted in the November press release announcing the proposed transaction, the Sponsors look forward to working with Del Monte’s talented employees and investing in the business as they continue to execute on Del Monte’s proven strategy for growth.

BENEFITS & COMPENSATION

14.	I understand that certain employees of Del Monte have received calls from various brokerage firms offering to help them reinvest the proceeds received from their Del Monte equity at the closing. Is this a corporate program?

No, Del Monte has not established any program to assist with the reinvestment of any proceeds received by employees in the merger. Any calls employees may be receiving are from third parties acting independently of Del Monte.

15.	How will the merger impact Del Monte’s cash compensation and benefit plans?

Del Monte has a comprehensive array of benefit plans for its employees, and the Sponsors have agreed to maintain the existing cash compensation and benefit programs at least through the end of F12.

16.	Will the PRA be liquidated (into cash) or cancelled when the transaction closes?

Because the Sponsors have agreed to maintain the existing cash compensation and benefit programs at least through the end of F12, the PRA will not be affected as a result of the transaction closing.

17.	When the transaction closes, will employees automatically vest in their 401(k)?

No. Employees will not automatically vest in their 401(k) – the vesting procedures and time periods will remain as currently outlined in the 401(k) plan.

18.	When the transaction closes, will employees automatically vest in their pension?

No. Employees will not automatically vest in their pension – the vesting procedures and time periods will remain as currently outlined in the pension plan.

19.	When the transaction closes, will employees automatically vest related to Del Monte equity (options, PARS, performance shares, RSUs)?

Yes. Per the merger agreement, equity items, including options, PARS, performance shares and RSUs, will automatically vest when the transaction closes.

20.	If I invest in the Del Monte Stock Fund in my 401(k), what happens to it after the transaction closes?

Amounts in the Del Monte Stock Fund will be valued based on a $19 per share value. At the close of the transaction, amounts will be cashed out and will need to be rolled into another investment option. More information will be provided closer to the close of the transaction.

21.	Are raises and promotions suspended until the transaction closes?

For all employees of the Company below Director Level III, normal procedures apply for individual raises and promotions. While raises and promotions for employees with titles above Director Level III before closing are possible, such raises and promotions must be approved by the Sponsors.

PLANTS

22.	Will the plants continue to have capital monies for project work?

We will continue to operate business as usual, unless directed otherwise. This means that projects will continue to go through the normal review and approval process.

23.	Will the sale cause layoffs at plants?

We currently expect to have a normal business cycle with normal employment variation levels.